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                                                                   EXHIBIT 10.34

                 CHANGE OF CONTROL AGREEMENT FOR CAMERON NELSON

                                                                  August 8, 2005

STRICTLY PERSONAL AND CONFIDENTIAL

Mr. Cameron Nelson
Vice President, Finance and Acting Chief Financial Officer
QLT Inc.

Dear Cam:

                                  INTRODUCTION

      A dedicated executive management team is essential to protecting and enhancing the best interests of QLT Inc. (the "Company" or "QLT") and its shareholders. The Company wishes to provide its executives with compensation and benefits arrangements which would come into effect in circumstances related to a change in control which are competitive with those of other corporations, in order to ensure the Company receives the benefit of the full attention and dedication of the executives at all times, and notwithstanding any threatened or pending change in control of the Company.

      The purpose of this Letter Agreement is to document the terms of the severance package to which you as a Company executive shall be entitled if material changes in the terms of your employment with the Company occur without your consent, or if your employment with the Company is terminated, in connection with a change in control of the Company.

            NOW THEREFORE in consideration of $10.00, the promises made by each party to the other as set out in this Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which each of the parties acknowledges, QLT and you agree as follows:

                                     PART I
                                   DEFINITIONS

1.1 DEFINITIONS. In this Letter Agreement:

      (a) "AFFILIATE" has the meaning given to it in the Business Corporations Act (British Columbia);

      (b) "BENEFIT PLANS" means the coverage under the Company's group benefit plan for employees which the Company provides to you and your eligible dependants, including all medical, dental, life and other benefit plans but excluding short and long term disability coverage, out-of-province medical coverage and the RRSP contribution benefit;

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      (c)   "BOARD" means the Company's Board of Directors;

      (d)   "CHANGE OF CONTROL" means any of the following events:

            (i) MERGER. A merger, consolidation, reorganization or arrangement involving the Company other than a merger, consolidation, reorganization or arrangement in which stockholders of the Company immediately prior to such merger, consolidation, reorganization or arrangement own, directly or indirectly, securities possessing at least 65% of the total combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, reorganization or arrangement in substantially the same proportion as their ownership of such voting securities immediately prior to such merger, consolidation, reorganization or arrangement;

            (ii) TENDER OFFER. The acquisition, directly or indirectly, by any person or related group of persons acting jointly or in concert (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than 35% of the total combined voting power of the Company's outstanding securities pursuant to a tender offer made directly to the Company's stockholders;

            (iii) SALE. The sale, transfer or other disposition of all or substantially all of the assets of the Company other than a sale, transfer or other disposition to an Affiliate of the Company or to an entity in which stockholders of the Company immediately prior to such sale, transfer or other disposition own, directly or indirectly, securities possessing at least 65% of the total combined voting power of the outstanding voting securities of the purchasing entity in substantially the same proportion as their ownership of such voting securities immediately prior to sale, transfer or other disposition; or

            (iv) BOARD CHANGE. A change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either have been:

                  (A) Board members continuously since the beginning of such period, or

                  (B) appointed or nominated for election as Board members during such period by at least a majority of the Board members described in subsection (A) above who were still in office at the time the Board approved such appointment or nomination.

      (e)   "INVOLUNTARY TERMINATION" means any one of the following:

            (i) the termination of your employment by the Company or the giving of written notice to you by the Company of the intended termination of your employment, in either case for reasons other than cause, permanent disability or death, within the 24 month period following the occurrence of a Change of Control, or

            (ii) your giving written notice to the Company, within 24 months after a Triggering Event, in which you advise that a Triggering Event has occurred and tender your resignation from employment with the Company;

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      (f)   "SUCCESSOR" shall mean any corporation which is the legal successor to the Company, or which acquires substantially all of the assets of the Company, pursuant to a Change of Control;

      (g) "TRIGGERING EVENT" shall mean, without your express written consent, the occurrence of any one or more of the following circumstances after a Change of Control:

            (i) the assignment to you of any duties which are materially inconsistent, in an adverse respect, with your position, authority, duties or responsibilities prior to the Change of Control, or any other action by the Company or its Successor which results in a material diminution in such position, authority or responsibilities, except an isolated and inadvertent action not taken in bad faith and which is remedied by the Company or its Successor promptly after receipt of notice thereof from you;

            (ii) any reduction by the Company or a Successor in your base salary;

            (iii) a reduction by the Company or a Successor of 25% or more of your annual cash incentive compensation opportunity;

            (iv) the Company or a Successor's requiring you to, or notifying you that you will be required to, relocate to or be based at, or situate one day or more per week in, a location which is 100 kilometers or more from the location where you were based immediately prior to the Change of Control;

            (v) the failure by the Company or a Successor to continue, substantially as in effect immediately prior to the Change of Control, all of the Company's Benefit Plans, in which you participate (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by the Company or a Successor to continue your participation therein on substantially the same basis as existed immediately prior to the Change of Control;

            (vi) the failure of the Company to obtain an agreement from any Successor to assume and agree to perform this Letter Agreement, as contemplated in Section 3.5 of this Letter Agreement, and your Employment Agreement with the Company (the "Employment Agreement"); or

            (vii) any purported termination by the Company or a Successor of your employment other than for cause, permanent disability or death.

                                     PART II
                           CHANGE OF CONTROL BENEFITS

2.1 SEVERANCE PAYMENT. Upon the occurrence of an Involuntary Termination, you shall receive a severance payment from the Company equal to the base salary, maximum bonus entitlement, and maximum RRSP contribution to which you would have been entitled in an 18 MONTH PERIOD (the "Severance Period"), calculated as follows:

                  (a) the rate of base salary will be that in effect at the time of the Involuntary Termination or as was in effect immediately prior to the occurrence of a Triggering Event, whichever rate is greater; and

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            (b)   the maximum bonus entitlement will be calculated as the
                  maximum amount available to you under the Company's cash incentive compensation plan at the time of the Involuntary Termination as if 100% of your individual goals and the corporate goals were met but not exceeded or the entitlement which was available to you immediately prior to the occurrence of a Triggering Event, whichever amount is greater, pro-rated for any portion of the Severance Period of less than a year; and

            (c) a contribution to your RRSP, equal to that to which you would have been entitled had you been employed by the Company throughout the Severance Period, pro-rated for any period of less than a year, and subject to terms of the RRSP contribution provisions set out in your Employment Agreement with the Company.

2.2 OTHER COMPENSATION. In addition to the amounts paid under Section 2.1, upon the occurrence of an Involuntary Termination, the Company shall:

            (a) EXPENSES - reimburse you for all reasonable business related promotion, entertainment and/or travel expenses incurred by you during the course of your employment with the Company, subject to the expense reimbursement provisions set out in your Employment Agreement with the Company and the Company's Policy and Procedures Manual, as amended from time to time;

            (b) VACATION - make a payment to you in respect of your accrued but unpaid vacation pay up to and including your last day of employment with the Company;

            (c) RRSP - make a prorated contribution to your RRSP, the pro-ration to be with respect to the portion of the then current calendar year worked by you up to and including the last day of your employment with the Company and subject to the RRSP contribution provisions set out in your Employment Agreement with the Company;

            (d) CASH INCENTIVE COMPENSATION EARNED PRIOR TO INVOLUNTARY TERMINATION - in addition to the payments under Section 2.1(b) above, the Company shall make a payment to you in respect of your entitlement to participate in the Company's cash incentive compensation plan in respect of the current calendar year, and the prior year if such payment has not yet been made, to be pro-rated with respect to the portion of the current calendar year worked by you up to and including your last day of employment with the Company and, in respect of the current calendar year, shall be calculated at the maximum annual bonus entitlement available to you under the Company's cash incentive compensation plan at the time of the Involuntary Termination as if 100% of your individual goals and the corporate goals were met but not exceeded or the entitlement which was available to you immediately prior to the occurrence of any prior Triggering Event, whichever amount is greater;

            (e) BENEFITS - continue to provide you and your eligible dependants with coverage under the Company's Benefit Plans for a period of 30 days after your last day of employment with the Company and, at your request, for such further period (the aggregate of which shall not exceed the Severance Period) as the insurer shall permit, and for any period of the Severance Period during which such coverage is not maintained, the Company shall pay to you compensation in the amount of 10% of your base salary, calculated in accordance with Section 2.1(a), provided that the Company's obligation to maintain coverage for you and

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                  your eligible dependants under this subsection will be
                  conditional upon your and your eligible dependants remaining in Canada;

            (f) MOVING EXPENSES - pay such moving expenses as may be reasonably incurred by you to relocate you and your family to a new location for future employment purposes or the location from which you traveled to Vancouver, as the case may be, including, in the event that you are unable to sell your home in Vancouver before you are required to pay costs of accommodation at your new location, the costs of such accommodation until you derive proceeds from the sale of you home in Vancouver, or six months, whichever period is longer, together with any additional relocation reimbursement to which you may then be entitled under the terms of your Employment Agreement with the Company, such expenses to be calculated and paid in accordance with terms of your Employment Agreement, provided that there is no duplication of payments pursuant to the Employment Agreement and this clause;

            (g) OUT-PLACEMENT COUNSELLING - reimburse you for out-placement counselling services from a qualified counsellor to be agreed to by you and the Company to a maximum of CAD5,000 for services rendered to you in seeking alternative employment.

2.3 TIMING OF PAYMENT. The amounts set out in Sections 2.1 and 2.2 shall be paid to you in a lump sum payment within 30 days of your Involuntary Termination, except for the RRSP payments described in Section 2.1(c) and 2.2(d), which will be payable in accordance with the terms of your Employment Agreement in the same manner as if you were employed throughout the Severance Period.

2.4 NO DUPLICATION. The Company agrees that an Involuntary Termination by you, as defined in subsection 1.1(e)(ii), shall constitute a termination of your employment by the Company without cause pursuant to your Employment Agreement and any other agreement in effect between you and the Company. In the event that the severance payment and other compensation provisions set out in Sections 2.1 and 2.2 of this Letter Agreement and the severance payment provisions in your Employment Agreement with the Company are both applicable, you agree that, upon the Company's request, you shall give written notice to the Company with respect to which agreement you wish to be paid out under and that you shall not be entitled to severance pay under both agreements.

2.5 OPTIONS. Upon the occurrence of an Involuntary Termination, the provisions of your Stock Option Agreement(s) with the Company shall govern all stock option issues, including, without limitation, acceleration of vesting and the time period remaining to exercise any vested options.

2.6 ACKNOWLEDGEMENT. In the event of an Involuntary Termination, payment by the Company of the amounts set out in Sections 2.1 and 2.2 or, if you elect to receive severance under your Employment Agreement payment of the amounts set out therein, in lieu of receiving a duplicative payment hereunder, shall be in full and final satisfaction of all amounts that might otherwise be payable by the Company to you by way of compensation for length of service, damages in lieu of notice of termination or any other obligations arising under your employment with the Company and the Company shall have no further obligations, statutory or otherwise, arising out of or in respect of your employment and you shall execute a complete and general release in the form set out in Schedule A as an express condition of your right to receive the payments and benefits referred to in Sections 2.1 and 2.2 or under your Employment Agreement, as the case may be.

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2.7 TERMINATION FOR CAUSE, PERMANENT DISABILITY OR DEATH. For greater certainty, if your employment is terminated for cause, permanent disability or death or you terminate your employment other than as an Involuntary Termination, you shall not be entitled to payment of the amounts under this Letter Agreement and the terms of your Employment Agreement with the Company shall govern.

2.8 WAIVER OF NON-COMPETITION COVENANT. Effective upon your Involuntary Termination, the Company hereby waives any and all rights it has to insist upon compliance with or to enforce any covenant, undertaking or agreement by you under your Employment Agreement or otherwise, pursuant to which you have agreed not to compete with the Company in your future employment or otherwise limit your future employment opportunities. Your obligations of confidentiality to the Company contained in your Employment Agreement shall remain in full force and effect and are not altered by this Letter Agreement.

2.9 RIGHT TO WAIVE ANY AND ALL CONSIDERATION. In your discretion, upon your written request to the Company made within 15 days of your Involuntary Termination, you may elect to irrevocably waive your right to any of the consideration payable by the Company pursuant to this Letter Agreement.

                                    PART III
                            MISCELLANEOUS PROVISIONS

3.1 TERM OF AGREEMENT. This Letter Agreement shall remain in effect for the term of your employment with the Company and for a further six month period thereafter, unless the parties mutually agree to an earlier termination, provided that the expiry or termination of this Letter Agreement shall not affect the rights and obligations of the parties arising under this Letter Agreement prior to its termination or expiry.

3.2 LEGAL FEES. The Company shall pay, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or its successors or Affiliates, you or others of the validity or enforceability of, or liability under, any provision of this Letter Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Letter Agreement).

3.3 WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Letter Agreement such federal, provincial, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

3.4 GENERAL CREDITOR STATUS. The benefits to which you may become entitled under this Letter Agreement shall be paid, when due, from the general assets of the Company. Your right (or the right of the executors or administrators of your estate) to receive any such payments shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors of the Company.

3.5 SUCCESSORS; BINDING AGREEMENT. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume and agree to perform this Letter Agreement by express written agreement in the same manner and to the same extent that it would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement within 30 days of any such succession

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shall be a breach of this Letter Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled under this Letter Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of the Involuntary Termination.

3.6 DEATH. Notwithstanding anything else in this Letter Agreement, should you die after becoming entitled to benefits under this Letter Agreement but before receipt of all benefits to which you became entitled under this Letter Agreement, then the payment of such benefits shall be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate.

3.7 GOVERNING LAW. The provisions of this Letter Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Letter Agreement. All disputes arising under this Letter Agreement shall be referred to the Courts of the Province of British Columbia, which shall have exclusive jurisdiction, unless there is mutual agreement to the contrary.

3.8 NOTICE. The parties agree that any notice or other communication required to be given under this Letter Agreement will be in writing and will be delivered personally to the addresses set forth on page 1 of this Letter Agreement (or, in your case, to the most recent address for you which the Company has on record), or to such other addresses and persons as may from time to time be notified in writing by the parties.

3.9 ENTIRE AGREEMENT. This Letter Agreement, the Employment Agreement and any Stock Option Agreements you have with the Company constitute the entire agreement between the Company and you with respect to the subject matter hereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between the Company and you regarding the subject matter hereof. To the extent that there is any conflict between the provisions of this Letter Agreement, the Employment Agreement and any Stock Option Agreements between you and the Company, the following provisions shall apply:

      (i) If the conflict is with respect to an event, entitlement or obligation in the event of a Change of Control, the provisions of this Letter Agreement shall govern (unless you and the Company otherwise mutually agree).

      (ii) If the conflict is with respect to an entitlement or obligation with respect to stock options of the Company, the provisions of the Stock Option Agreements shall govern (unless you and the Company otherwise mutually agree).

      (iii) In the event of any other conflict, the provisions of the Employment Agreement shall govern (unless you and the Company otherwise mutually agree).

3.10 SEVERABILITY OF PROVISIONS. If any provision of this Letter Agreement as applied to either party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law):

      (i) The application of that provision under circumstances different from those adjudicated by the court;

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      (ii)  The application of any other provision of this Letter Agreement; or

      (iii) The enforceability or invalidity of this Letter Agreement as a whole.

If any provision of this Letter Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Letter Agreement shall continue in full force and effect.

3.11 CAPTIONS. The captions appearing in this Letter Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Letter Agreement or any provision.

3.12 AMENDMENTS. Any amendment to this Letter Agreement shall only be effective if the amendment is in writing and is signed by the Company and by you.

3.13 REMEDIES. All rights and remedies provided pursuant to this Letter Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Letter Agreement.

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3.14 NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Letter Agreement shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time in accordance with the terms of your Employment Agreement.

      Please indicate your acceptance of the foregoing provisions of this Letter Agreement by signing the enclosed copy of this Letter Agreement and returning it to the Company.

QLT INC.

By:        /s/ LINDA LUPINI
           ------------------------
           Linda Lupini, Senior Vice President, Human Resources and Organizational Development

ACCEPTED AND AGREED TO this 8th day of August, 2005 by:

Signature: /s/ CAMERON NELSON
           ------------------------
           Cameron Nelson

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                                   SCHEDULE A

                                  FINAL RELEASE

IN CONSIDERATION OF the payments made to me by QLT INC. (hereinafter called "QLT") pursuant to that letter dated _______ day of _______, 20___ from QLT to me, effective the date of this Release, I, _________________ of __________________ do hereby remise, release and forever discharge QLT, having a place of business at 887 Great Northern Way, in the City of Vancouver, Province of British Columbia, V5T 4T5, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against QLT or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of my employment with QLT and/or the subsequent termination of my employment with QLT on or about _______________, 20___, or in any other way connected with my employment with QLT and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages arising from the above. Notwithstanding the foregoing, nothing in this Release will act to remise, release or discharge QLT from obligations, if any, which QLT may have pursuant to any indemnity agreements previously entered into between me and QLT or from any rights I may have to claim coverage under QLT's past, current or future director and/or officer insurance policies, in either case with respect to existing or future claims that may be brought by third parties.

IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation.

IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by QLT with the said conditions as stipulated in the aforementioned letter from QLT.

IT IS FURTHER UNDERSTOOD AND AGREED THAT QLT will withhold and remit income tax and other statutory deductions from the aforesaid consideration and I agree to indemnify and hold harmless QLT from any further assessments for income tax, repayment of any employment insurance benefits received by me, or other statutory deductions which may be made under statutory authority.

IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise and is not to be construed as an admission of liability on the part of QLT. The terms of this Release set out the entire agreement between QLT and me with respect to the matters described herein and are intended to be contractual and not a mere recital.

IT IS FURTHER UNDERSTOOD AND AGREED that I will keep the contents of this settlement and all communication relating thereto confidential except to Revenue Canada or as is required to obtain legal and tax advice, or to enforce my rights hereunder in a court of law, as is required by law.

IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by me for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, I was advised by QLT of my right to receive independent legal advice.

IN WITNESS WHEREOF this Release has been executed effective the ______ day of __________, 20___.

SIGNED, SEALED AND DELIVERED              )
By _____________ in the presence of:      )
                                          )
                                          )        _____________________________
(SEAL)__________________________________  )        [INSERT NAME]
Name                                      )
________________________________________  )
Address                                   )
________________________________________  )
                                          )
________________________________________  )
Occupation                                )